Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Accelerated Pharma, Inc. on Form S-1 of our report dated March 21, 2016, except for Note 1A, as to which the date is                       , 2016, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Accelerated Pharma, Inc. as of December 31, 2015 and 2014 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum LLP

New York, NY

           , 2016

The foregoing consent is in the form that will be signed upon the completion of the stock split described in Note 1A to the consolidated financial statements.

/s/ Marcum LLP

Marcum LLP

New York, NY

October 11, 2016